Exhibit 99.2

DeVry Changes Name to DeVry Education Group

New Identity Better Reflects Growth and Diversity

DOWNERS GROVE, Ill.--(BUSINESS WIRE)--November 6, 2013--DeVry Education Group Inc. (NYSE: DV), a global provider of educational services, announced today it has changed its name from DeVry Inc. to better reflect the growth and diversity of the organization. The new name received shareholder approval at the organization’s annual meeting today.

“‘DeVry Inc. has been our name for decades, and for the majority of that time the organization comprised DeVry University and its Keller Graduate School of Management,” said Daniel Hamburger, president and CEO of DeVry Education Group. “Today, DeVry Education Group serves more than 160,000 students globally in high-demand fields such as healthcare, accounting, engineering and technology. We have expanded our educational offerings over the years, and now have a name that better represents our diversified organization.”

From the day DeVry Education Group opened its doors, its vision has been to prepare students for careers that provide a brighter future. In 1931, Dr. Herman DeVry and Dr. Lee DeForest co-founded the DeForest Technical School, which would later become the DeVry Institute of Technology and in 2002, became DeVry University.

Over the next 80 years, the organization grew steadily, offering associate, bachelor’s and master’s degree programs. DeVry University was the first private sector institution to achieve regional accreditation. DeVry Group became publicly held in 1991, the first in the education sector to do so. It anticipated the strong future demand for accountants, and began its diversification in 1996 when it acquired Becker Professional Education. Becker has educated half of all certified public accounts practicing today. In 2003, DeVry Group expanded into healthcare education with the acquisition of Ross University School of Medicine and Ross University School of Veterinary Medicine. Chamberlain College of Nursing, which was originally founded in 1889 as Deaconess College of Nursing, was acquired in 2005. DeVry Education Group broadened its healthcare offerings in 2007 with the acquisition of Carrington College and Carrington College California, which offer certificates and degree programs in ancillary healthcare professions.

DeVry Group’s healthcare institutions serve more than 30,000 students. Its medical schools, which include American University of the Caribbean School of Medicine (acquired 2011), are the largest producers of new physicians to the U.S., particularly in the field of primary care where the need is greatest. DeVry Group is one of the largest educators of accounting professionals and through its Chamberlain College of Nursing has one of the largest pre-licensure nursing programs in the United States. DeVry Group also operates DeVry Brasil (acquired 2009), which educates 30,000 students in northeast Brazil in the areas of healthcare, business, law and engineering.

About DeVry Education Group

The purpose of DeVry Education Group is to empower its students to achieve their educational and career goals. DeVry Education Group Inc. (NYSE: DV; member S&P MidCap 400 Index) is a global provider of educational services and the parent organization of American University of the Caribbean School of Medicine, Becker Professional Education, Carrington College, Carrington College California, Chamberlain College of Nursing, DeVry Brasil, DeVry University, Ross University School of Medicine and Ross University School of Veterinary Medicine. These institutions offer a wide array of programs in business, healthcare, technology, accounting and finance. For more information, please call 630.353.3800 or visit http://www.devryeducationgroup.com.

CONTACT:
DeVry Education Group Inc.
Investor Contact:
Joan Bates, 630-353-3800
jbates@devrygroup.com
or
Media Contact:
Ernie Gibble, 630-353-9920
egibble@devrygroup.com